EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-218167, 333-224033, 333-233101, 333-237098, and 333-254420) on Form S-8 and (No. 333-250054) on Form S-3 of our report dated March 15, 2022, with respect to the consolidated financial statements of Ovid Therapeutics Inc.

/s/ KPMG LLP

New York, New York

March 15, 2022